Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:	Contact: John Daniel
Thursday, November 29, 2007	(713) 651-4300

KEY ENERGY CLOSES $425 MILLION PRIVATE PLACEMENT
OF 8.375% SENIOR NOTES DUE 2014

HOUSTON, TX, November 29, 2007     Key Energy Services, Inc. (NYSE: KEG) announced today that it has closed its previously announced private placement of $425 million in aggregate principal amount of 8.375% Senior Notes due 2014.  The notes were priced at 100% of their face value to yield 8.375%.  Interest is payable on June 1 and December 1 of each year, beginning June 1, 2008.  The notes are fully and unconditionally guaranteed by certain of the Company’s domestic subsidiaries.  The Company intends to use the net proceeds of the private placement to retire its outstanding $393 million Tranche C Term Loans under its existing senior secured credit facility and for general corporate purposes.

The notes will not initially be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The notes may be resold by the initial purchasers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Mexico.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as the Company’s intent to use the net proceeds of the private placement to retire the Tranche C Term Loans under its existing senior secured credit facility. These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here.

1301 McKinney Street, Suite 1800, Houston, TX 77010